LookSmart Reports Preliminary Third Quarter 2010 Results

Anticipates revenue in the range of $11.1 million to $11.3 million

Anticipates EPS in the range of $0.03 to $0.04

SAN FRANCISCO, October 7, 2010--LookSmart, Ltd. (NASDAQ: LOOK), an online search advertising network solutions company, today announced preliminary financial results for the third quarter ended September 30, 2010.

On a preliminary basis, the Company expects revenues for the third quarter of 2010 to be in the range of $11.1 million to $11.3 million, compared to revenues of $12.5 million for the third quarter of 2009 and revenues of $13.0 million for the second quarter of 2010. Net income for the third quarter of 2010 is expected to be in the range of $0.5 million to $0.7 million, or $0.03 to $0.04 per diluted share. This compares to a net loss of $1.9 million in the third quarter of 2009, or ($0.11) per diluted share. Net income for the second quarter of 2010 was $0.7 million, or $0.04 per diluted share.

Commenting on the preliminary results, Dr. Jean-Yves Dexmier, Executive Chairman and Chief Executive Officer said, "During the third quarter, we continued to make progress improving the quality of our traffic and are pleased with the positive feedback from our customers. Securing consistent and predictable traffic quality is the first step towards sustainable revenue growth. As we begin the final quarter of the year, we are now focused on driving revenues without sacrificing our traffic quality or operating efficiencies."

Dr. Dexmier continued, "In the third quarter, we anticipate achieving positive net income for the second consecutive quarter, which underscores our ability to implement and execute on our initiatives in short order. We will continue to carefully manage our expenses within our revenue and margin growth with the objective of delivering sustainable profitability going forward."

Gross margins from continuing operations are expected to be in the range of 42% to 44%. This compares to 31% in the third quarter of 2009 and 42% in the second quarter of 2010. The sequential stability of gross margins reflects our continued utilization of data analytic techniques to optimize the bid price source by source, keyword by keyword, which the Company began implementing in March of this year.

Conference Call

LookSmart expects to report its earnings results for the fiscal 2010 third quarter and conduct a conference call to discuss those results during the first week of November.

About LookSmart, Ltd.

LookSmart is an online search advertising network solutions company that provides performance solutions for online search advertisers and online publishers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising and contextual search advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our preliminarily expected third quarter 2010 financial results and business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as changes in the Company's financial results for the third quarter 2010 based on the Company's continued efforts to finish the review of such operating results and the review of such results by the Company's auditors, the possibility that our efforts to control expenses may not be successful, that our efforts to increase revenue and improve gross margin may not succeed, that we may be unable to gain or maintain customer acceptance of our publisher solutions or ad backfill products, that existing and potential customers for our products may opt to work with, or favor the products of, others due to more favorable products or pricing terms, that we may be limited in our ability or unable to retain and grow our ad and customer base, and that we may be limited in our ability to, or be unable to, enhance our products or our network of distribution partners. Additional risks that could cause actual results to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: "LookSmart" is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

SOURCE: LookSmart, Ltd.

Steve Markowski, Chief Financial Officer

415-348-7206

smarkowski@looksmart.net

ICR, Inc.

John Mills, Senior Managing Director

310-954-1100

john.mills@icrinc.com